Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 of Independent Bank Group, Inc. of our report dated February 27, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Independent Bank Group, Inc. appearing in the Annual Report on Form 10-K of Independent Bank Group, Inc. for the year ended December 31, 2017.

We also consent to the reference to our firm under the headings “Experts” in the joint Proxy Statement/Prospectus.

/s/ RSM US LLP

Dallas, Texas

August 15, 2018